Exhibit 99.1

ITGG

FOR IMMEDIATE RELEASE

ITG RELEASES APRIL 2005 U.S. TRADING STATISTICS

NEW YORK, NY, May 9, 2005 – Investment Technology Group, Inc. (“ITG”) (NYSE: ITG), a leading provider of technology-based equity trading services and transaction research, today announced that U.S. trading volume was 2.1 billion shares for the month ended April 30, 2005, averaging 98 million shares per trading day. This compares to 2.3 billion shares (106 million per trading day) in March 2005 and 1.9 billion shares (78 million per trading day) in April 2004.

There were 21 trading days in April 2005, compared to 22 trading days in March 2005 and 24 trading days in April 2004.

Monthly volume statistics are preliminary, and accordingly may be revised in subsequent updates and public filings. Volume statistics are posted on ITG’s Web site, http://www.itginc.com, and are also available via a downloadable spreadsheet file.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume

April:	21	2,064,563,748	98,312,559

Year-to-Date:	82	7,890,789,302	96,229,138

ABOUT ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity trading services and transaction research to institutional investors and brokers, ITG helps clients to access liquidity, execute trades more efficiently and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client-Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Contacts:

Howard C. Naphtali	Maureen Murphy
Chief Financial Officer	Investor Relations
(212) 444-6160	(212) 444-6323